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                                                                    EXHIBIT 99.1



                          ANNOUNCING RSA SECURITY INC.

                     Security Dynamics and RSA Data Security
                Unify Under a Single Name and e-Security Strategy

BEDFORD, MASS., SEPTEMBER 13, 1999 -- Security Dynamics Technologies, Inc. (Nasdaq: SDTI) and RSA Data Security, Inc., a wholly owned subsidiary of Security Dynamics, today introduced their new corporate name and identity, culminating an integration strategy to extend their leadership in the e-security market. The company's new name -- RSA Security Inc. -- reflects the unified expertise and strategic direction of the organization, and its focus on delivering premier Internet security solutions for e-business worldwide. RSA Security will begin trading on the Nasdaq National Market under the ticker symbol RSAS when the market opens on Tuesday, September 14, 1999.

In conjunction with today's announcement, the company also announced that it has shipped its full family of RSA Keon(TM) PKI solutions -- a driving force behind renaming the company. RSA Keon software components are the first products to combine the expertise of the entire organization, from public key technology and user authentication to large systems scalability and management. (See today's announcement, "RSA Security Ships Full Line of RSA Keon 5.0 PKI Products")

"Today, virtually all e-business and communication on the Internet are secured using RSA Security technology," said Chuck Stuckey, chairman and CEO of RSA Security Inc. "RSA Security's products form the e-security foundation for thousands of companies and millions of users. Now under a single brand, these products help organizations securely and confidently conduct business over the Internet, and bring trust to today's new online economy."

A PROVEN HERITAGE IN E-SECURITY
For nearly two decades, RSA Security has been delivering reliable, proven e-business security solutions and technologies. Dedicated to innovation and interoperability, RSA Security is


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renowned for delivering the technologies, products and services that help secure business-to-business commerce and Web-based applications. Today, RSA Security is focused on three core disciplines of e-security - authentication, encryption and public key infrastructure.

RSA SECURID AUTHENTICATION
RSA Security's family of RSA SecurID(R) strong authentication products is used by more than five million individuals to protect information, addressing the important need for easy, hacker-proof user authentication both inside and outside the corporate network. These same products are emerging as a leading solution for e-business and portals, including securities trading and banking applications, to protect against external attack and fraudulent activity. RSA SecurID two-factor authentication is a natural complement to digital certificate solutions, such as the RSA Keon family, as well as other high-value e-business systems.

RSA BSAFE ENCRYPTION
The company's RSA BSAFE(R) line of encryption-based security technologies is used by commercial software vendors and in-house developers to secure applications for e-commerce and services over the Internet, enterprise security, wireless communications, digital cable television and other uses. Software applications built with RSA BSAFE software are inherently ready for use with leading PKI solutions like the RSA Keon family. RSA Security encryption technology is one of the most pervasive software technologies in the world, with more than 450 million copies installed worldwide, and provides a security foundation for the RSA SecurID and RSA Keon lines. Both RSA BSAFE and RSA SecurID are considered de facto standards worldwide.

RSA KEON PUBLIC KEY INFRASTRUCTURE
RSA Security now offers its customers the RSA Keon family of PKI products that enable, manage and simplify public key authentication and encryption security in today's leading email, Web browser, Web server and VPN applications. The RSA Keon line includes options for desktop file encryption, RSA SecurID strong authentication and the ability to adapt existing non-PKI applications to gain RSA Keon security and management benefits. Elements of RSA Keon are also available on an OEM basis, allowing application developers to build core certificate


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management benefits into new applications. RSA BSAFE tools are a natural complement for developers using RSA Keon products.

CORPORATE FOUNDATIONS
RSA Security has combined the management structure of Security Dynamics and RSA Data Security into a tightly integrated team, with heads of sales dedicated to meeting the individual needs of both corporate and developer markets, unified marketing and engineering organizations, and a tight linkage within customer and professional services to serve customers developing solutions, deploying solutions or both. In addition, all of RSA Security's partnership programs, including RSA Keon Ready, RSA SecurID Ready and RSA Secure, have been united under the new RSA Secured(TM) Partner Program. (See today's announcement, "RSA Security Integrates Partner Programs")

RSA Data Security was acquired by Security Dynamics in July 1996. At that time, both Jim Bidzos and Chuck Stuckey had managed their respective companies for more than a decade, established their companies as the undisputed leaders in their marketplaces, and both had led their companies through several phases of growth from start-ups to strong businesses. In the newly combined company, Chuck Stuckey is CEO and Chairman, and Jim Bidzos is Vice Chairman. As part of its integration strategy to become RSA Security, the company earlier this year named Art Coviello president, responsible for the operations of the entire organization.

In conjunction with the legal restructuring and promotional activity surrounding the name change, the company expects to incur one-time charges in the third and fourth quarters of 1999, in the amount of approximately $6 million and $6 million, respectively.
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ABOUT RSA SECURITY INC.

RSA Security Inc., The Most Trusted Name in e-Security(TM), helps organizations build secure, trusted foundations for e-businesses through its RSA SecurID two-factor authentication, RSA BSAFE encryption and RSA Keon public key management systems. As the global integration of Security Dynamics and RSA Data Security, RSA Security has the proven leadership, innovative technology and systems experience to address the changing security needs of e-business and bring trust to the new, online economy. RSA Security can be reached at WWW.RSASECURITY.COM.



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BSAFE and SecurID are registered trademarks, and Keon, RSA, RSA Secured and The
Most Trusted Name in e-Security are trademarks of RSA Security Inc. All other products and services mentioned are trademarks of their respective companies.